                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-109146

                              PROSPECTUS SUPPLEMENT

                             DATED OCTOBER 26, 2004

                                       TO

                       PROSPECTUS DATED DECEMBER 18, 2003

                     ---------------------------------------

                              EMPIRE RESORTS, INC.
                     ---------------------------------------

     This Prospectus  Supplement,  dated October 26, 2004  ("Supplement No. 5"), supplements  that certain  Prospectus  dated  December  18, 2003 (the  "Original
Prospectus"), as supplemented by those certain Prospectus Supplements dated June
17,  2004,  June 18,  2004,  June 28, 2004 and July 9, 2004  (together  with the
Original  Prospectus,  the  "Prospectus") and should be read in conjunction with the Prospectus.

                              SELLING SHAREHOLDERS

     The  following  updates  the table  under  the  section  entitled  "Selling
Shareholders" of the Prospectus with respect to the  shareholders  listed on the table below,  to account for sales and  transfers of shares listed in such table that  Empire  Resorts  is  aware  of  since  the  date of the  Prospectus.  Such transactions are as follows:

          o    on August 19, 2004,  Entertainment  City LLC  transferred by gift
               100,000  shares of common  stock of Empire  Resorts  to Joseph E.
               Bernstein, an affiliate of Empire Resorts;

          o    on August 19, 2004,  Israel Golf Resorts LLC  transferred by gift
               50,000  shares of common  stock of  Empire  Resorts  to Joseph E.
               Bernstein, an affiliate of Empire Resorts;

          o    on July 12, 2004,  Rudolf  Steiner  School sold 20,000  shares of common stock of Empire Resorts in accordance with the Prospectus'
               Plan of Distribution;

          o    on July 16,  2004,  Convent of the Sacred Heart sold 1,000 shares of  common  stock  of  Empire  Resorts  in  accordance  with  the
               Prospectus' Plan of Distribution;

          o    on July 13,  2004,  Phillip  Carter sold 50,000  shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on October 6, 2004,  Phillip Carter sold 150,000 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on October 18, 2004, Phillip Carter sold 100,000 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on July 8, 2004,  Monticello  Realty sold 5,000  shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on July 14, 2004,  Monticello Realty sold 40,000 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on July 27, 2004,  Monticello  Realty sold 4,940 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on July 29, 2004,  Monticello  Realty sold 5,000 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution;

          o    on  September  27,  2004,  Robert A. Berman  transferred  928,269 shares of common stock of Empire  Resorts to Avon Road  Partners,
               LP;

          o    on  September  27,  2004,  the Berman  Family  Trust  transferred
               101,500  shares of common  stock of Empire  Resorts  to Avon Road
               Partners, LP; and

          o    on August 19, 2004, Clifford Ehrlich sold 30,000 shares of common stock of Empire Resorts in accordance with the  Prospectus'  Plan of Distribution.

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     The  table,  therefore,  is  amended  as  follows  in order  to (i)  remove
     Entertainment  City, LLC, Israel Golf Resorts,  LLC, Rudolf Steiner School,
     Convent  of the  Sacred  Heart  and the  Berman  Family  Trust  as  Selling
     Stockholders,  (ii)  update the  holdings of Joseph E.  Bernstein,  Phillip
     Carter, Monticello Realty, Robert A. Berman and Clifford Ehrlich, and (iii)
     add Avon Road Partners, LP as a Selling Stockholder:

                                                                         Shares of Empire Resorts'
                         Shares of Empire                                  Common Stock to be
                          Resorts' Common       Shares of Empire         Owned after the Offering
                                                                         ------------------------
     Name of                Stock Owned            Resorts'
     Selling             Immediately Prior       Common Stock
    Stockholder           to the Offering        to be Offered          Amount            Percent
---------------          -----------------      ----------------        ------            -------

Joseph E.                   2,316,143 (1)          2,192,643            123,500 (2)             *
Bernstein

Phillip Carter                 34,429                 34,429                 --                --

Monticello                  1,524,728              1,524,728                 --                --
Realty

Robert A.                   4,563,510 (3)          2,821,981          1,741,529 (4)             6.51%
Berman

Avon Road                   1,067,522 (6)          1,029,769             37,753 (7)             *
Partners, LP
(5)

Clifford                      220,512                220,512                 --                --
Ehrlich

(1)  Includes  2,192,643  shares of common  stock  owned  directly  by Joseph E.
     Bernstein,  options that are  currently  exercisable  into 25,000 shares of common  stock and 98,500  shares of common stock held in the name Joseph E.
     Bernstein on behalf of the JB Trust, in which Mr. Bernstein's mother, Helen
     Bernstein,  is sole  trustee  and Mr.  Bernstein's  children  are  ultimate beneficiaries.

(2)  Includes  options  that are  currently  exercisable  into 25,000  shares of common  stock and 98,500  shares of common stock held in the name Joseph E.
     Bernstein on behalf of the JB Trust, in which Mr. Bernstein's mother, Helen
     Bernstein,  is sole  trustee  and Mr.  Bernstein's  children  are  ultimate beneficiaries.

(3)  Includes  3,205,018  shares of common  stock  owned  directly  by Robert A.
     Berman,  options that are  currently  exercisable  into  279,189  shares of common stock, beneficial ownership of 1,061,602 shares of common stock that are held directly by Avon Road  Partners,  LP, with respect to which Robert
     A. Berman is its general  partner,  beneficial  ownership  of 5,920  shares

                                       3

     through Avon Road Partners,  LP's 23.678% limited  partnership  interest in
     Watertone  Holdings  which directly holds 25,000 shares of common stock and beneficial  ownership of 11,781 shares of the 25,000 shares of common stock that are held  directly by Watertone  Holdings.  Robert A. Berman  directly holds  a  46.305%  limited  partnership  interest  in  Watertone  Holdings, representing an indirect beneficial  ownership interest in 11,576 shares of such  11,781  shares of Empire  Resorts'  common  stock  held  directly  by
     Watertone  Holdings.  Through BKB,  LLC, 82% of which is owned by Robert A.
     Berman, Robert A. Berman indirectly holds a general partnership interest of
     .82% of Watertone Holdings,  representing an indirect beneficial  ownership interest  in an  additional  205  shares  of such  11,781  shares of Empire
     Resorts' common stock held directly by Watertone Holdings.

(4)  Includes 383,037 shares of common stock owned directly by Robert A. Berman, options that are currently exercisable into 279,189 shares of common stock, beneficial  ownership  of  1,061,602  shares of common  stock that are held directly by Avon Road Partners,  LP, with respect to which Robert A. Berman is its general partner,  beneficial  ownership of 5,920 shares through Avon
     Road  Partners,  LP's  23.678%  limited  partnership  interest in Watertone
     Holdings  which directly holds 25,000 shares of common stock and beneficial ownership  of 11,781  shares of the 25,000  shares of common stock that are held  directly by Watertone  Holdings.  Robert A. Berman  directly  holds a
     46.305% limited partnership interest in Watertone Holdings, representing an indirect  beneficial  ownership  interest  in 11,576  shares of such 11,781 shares of Empire Resorts' common stock held directly by Watertone Holdings.
     Through  BKB,  LLC,  82% of which is owned by Robert A.  Berman,  Robert A.
     Berman indirectly holds a general partnership interest of .82% of Watertone
     Holdings,  representing  an indirect  beneficial  ownership  interest in an additional 205 shares of such 11,781 shares of Empire Resorts' common stock held directly by Watertone Holdings.

(5)  Robert A. Berman is the general  partner of Avon Road Partners,  LP and has sole voting and dispositive power over Avon Road Partners, LP's holdings of the common stock of Empire Resorts.

(6)  Includes  1,061,602  shares of common  stock  owned  directly  by Avon Road
     Partners,  LP and the  beneficial  ownership  of 5,920 shares of the 25,000 shares of common stock that are held directly by Watertone  Holdings.  Avon
     Road Partners,  LP directly holds a 23.678% limited partnership interest in
     Watertone Holdings.

(7)  Includes  31,833  shares  of  common  stock  owned  directly  by Avon  Road
     Partners,  LP and the  beneficial  ownership  of 5,920 shares of the 25,000 shares of common stock that are held directly by Watertone  Holdings.  Avon
     Road Partners,  LP directly holds a 23.678% limited partnership interest in
     Watertone Holdings.

     All  provisions  of  the  Prospectus  not  specifically   amended  by  this
Supplement No. 5 remain in full force and effect.

     Please insert this  Supplement  No. 5 into your  Prospectus and retain both this Supplement No. 5 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus,  as  supplemented to date,  please write to

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Empire Resorts' Corporate Secretary at c/o Monticello  Raceway,  Route 17B, P.O.
Box 5013, Monticello, New York 12701 or call (845) 794-4100.